EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.

FOR THE PERIOD ENDED                     3.31.02   12.31.01   12.31.00   12.31.99     12.31.98    12.31.97
                                         -------   --------   --------   --------     --------    --------
IAS (1)
Pre-tax earnings from continuing
operations (2) .......................    1,721      6,353     10,109       7,709       3,560        (851)
Add: Fixed Charges ...................    7,682     45,089     44,251      30,246      32,958      17,273
                                         ------     ------     ------     -------      ------     -------
PRE-TAX EARNINGS BEFORE FIXED CHARGES     9,403     51,442     54,360      37,955      36,518      16,422
Fixed charges:
    Interest .........................    7,450     44,236     43,615      29,695      32,424      16,733
    Other (3) ........................      232        853        636         551         534         540
                                         ------     ------     ------     -------      ------     -------
    TOTAL FIXED CHARGES ..............    7,682     45,089     44,251      30,246      32,958      17,273
RATIO OF EARNINGS TO FIXED CHARGES (4)     1.22       1.14       1.23        1.25        1.11        0.95
U.S. GAAP (1)
Pre-tax earnings from continuing
operations (2) .......................               4,598      6,617       4,216      (5,319)
Add: Fixed charges ...................              45,032     44,220      30,211      26,307
                                                    ------     ------      ------      ------
PRE-TAX EARNINGS BEFORE FIXED CHARGES               49,630     50,837      34,427      20,988
Fixed charges:
    Interest .........................              44,178     43,584      29,660      25,773
    Other (3) ........................                 854        538         551         534
                                                    ------     ------      ------      ------
TOTAL FIXED CHARGES ..................              45,032     44,220      30,211      26,307
                                                    ------     ------      ------      ------
RATIO OF EARNINGS TO FIXED CHARGES (5)                1.10       1.15        1.14        0.80

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(1)   The ratio is provided using both IAS and U.S. GAAP values, as the ratio is materially different between the two accounting standards. No U.S. GAAP information is provided for the year ended December 31, 1997 and the quarter ended March 31, 2002 as a GAAP reconciliation was not required for those periods.

(2) Pre-tax earnings from continuing operations includes the elimination of associate and minority interest income and the addition of dividends received from associates.

(3)   Other fixed charges is the interest component of rental expense.

(4) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1997 was CHF 851 million.

(5) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1998 was CHF 5,319 million.